    As filed with the Securities and Exchange Commission on August 23, 2000
                                                     Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                             Alberto-Culver Company
             (Exact name of registrant as specified in its charter)

                     Delaware                        36-2257936
          (State or other jurisdiction of         (I.R.S. Employer
          incorporation or organization)         Identification No.)

                              2525 Armitage Avenue
                       Melrose Park, Illinois 60160-1163
                                 (708) 450-3000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    Gary P. Schmidt                               Copy to:
    Vice President and General Counsel            Patrick Maloney, Esq.
    Alberto-Culver Company                        Bell, Boyd & Lloyd
    2525 Armitage Avenue                          Three First National Plaza
    Melrose Park, IL 60160-1163                   70 West Madison Street
    (708) 450-3262                                Chicago, Il  60602-4207

(Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the Selling Stockholder in light of market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                           --------------------------

                               CALCULATION OF REGISTRATION FEE
===================================================================================================
                                              Proposed Maximum   Proposed Maximum
   Title of Each Class of       Amount to be   Offering Price        Aggregate         Amount of
Securities to be Registered      Registered      Per Share       Offering Price    Registration Fee
---------------------------------------------------------------------------------------------------
Class A Common Stock,
 $.22 par value per share      74,810 shares     $24.69 (1)      $1,847,059 (1)          $488
---------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices per share of the Company's Common Stock on the New York Stock Exchange as reported in the consolidated reporting system on August 21, 2000.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                             Subject to Completion
                  Preliminary Prospectus Dated August 23, 2000

PROSPECTUS
----------

                                 74,810 Shares

                             Alberto-Culver Company

                              Class A Common Stock

                              ____________________

     The 74,810 shares of Class A Common Stock ("Shares" or "Class A Shares") of Alberto-Culver Company are owned by TCR Holding Corporation.

     TCR Holding has informed Alberto-Culver that it intends to sell the Shares by means of one or more block trades or in one or more ordinary brokerage transactions on the New York Stock Exchange at market prices prevailing at the time of such sale (subject to customary or negotiated brokerage commissions) using one or more broker-dealers. TCR Holding may be deemed an "underwriter" under the Securities Act of 1933 of the Class A Shares sold. Alberto-Culver will not receive any of the proceeds from the sale of the Class A Shares by TCR Holding.

     Alberto-Culver has agreed to pay the cost of the registration of the Class A Shares and the preparation of this prospectus and the registration statement and all other costs in connection with the sale of the Class A Shares, except for the costs and expenses of TCR Holding's counsel, brokerage commissions and charges, all income taxes and all stock transfer taxes due or payable in connection with the registration and sale of the Class A Shares. The expenses payable by Alberto-Culver are estimated to aggregate approximately $9,000.

                              ____________________

     The Class A Shares are listed on the New York Stock Exchange under the symbol "ACVA." On August 22, 2000, the closing sale price of the Class A Shares on the New York Stock Exchange was $24.625 per share.

                              ____________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ____________________

                The date of this Prospectus is August   , 2000.

     The information in this prospectus is not complete and may be changed. TCR Holding may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                      WHERE YOU CAN FIND MORE INFORMATION

     Alberto-Culver Company (which may be referred to as "we," "us," "our," "Alberto-Culver" or the "Company") files annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission ("SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange.
For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

     We "incorporate by reference" into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and certain information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

     .    Annual Report on Form 10-K for the year ended September 30, 1999;

     . Quarterly Reports on Form 10-Q for the quarters ended December 31, 1999, March 31, 2000, and June 30, 2000;

     .    Current Reports on Form 8-K dated March 23, 2000 and March 28, 2000;
          and

     . the description of the Company's Class A Common Stock and Class B Common Stock which is contained in the Company's Registration Statements filed pursuant to the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning the Corporate Secretary at our principal executive offices at the following address and telephone number:

                    Corporate Secretary
                    Alberto-Culver Company
                    2525 Armitage Avenue
                    Melrose Park, Illinois 60160-1163
                    (708) 450-3000

     You should rely only on the information incorporated by reference or set forth in this prospectus. We have not authorized anyone else to provide you with different information. These securities are only being offered in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of those documents.

     This prospectus and the documents incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on management's current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward looking statements include the pattern of brand sales, including variations in sales volume within periods; competition within the relevant product markets, including pricing, promotional activities, continuing customer acceptance of existing products, loss of distributorship rights and the ability to develop and successfully introduce new products; risks inherent in acquisitions and strategic alliances; changes in costs including changes in labor costs, raw material prices or promotional expenses; the costs and effects of unanticipated legal or administrative proceedings; variations in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, tax changes, legal and regulatory changes or other external factors over which the Company has no control. The Company disclaims any obligation to update any forward-looking statement in this prospectus or any document incorporated herein by reference.


                                  THE COMPANY

     The Company, incorporated in 1961 under the laws of the State of Delaware, has its principal executive offices at 2525 Armitage Avenue, Melrose Park, Illinois 60160-1163, (telephone (708) 450-3000). The principal business of the Company and its subsidiaries is developing, manufacturing, distributing and marketing health and beauty care products and food and household products.


                              SELLING STOCKHOLDER

     The Company issued the Shares to TCR Holding under a Share Purchase Agreement dated as of May 19, 1998 (the "Share Purchase Agreement"), by and among TCR Holding, Trent Robinson, Carol Robinson and Beauty Systems Group (Canada), Inc. ("Beauty Systems"), a wholly-owned, indirect subsidiary of the Company, pursuant to which Beauty Systems acquired all of the shares of 925385 Ontario Limited which in turn owned all of the shares of Beauticians' Supply Limited and Western Beauty Supply Ltd.

     As of August 22, 2000, TCR Holding beneficially owned 74,810 Class A Shares, all of which are being registered hereby and all of which may be offered and sold pursuant to this prospectus. All of the 74,810 Shares offered hereby are issued and outstanding as of the date of this prospectus. Because TCR Holding may sell all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of Shares that TCR Holding may retain upon completion of this offering. To the knowledge of the Company, TCR Holding has not had, within the past three years, any material relationship or held any position or office with the Company or any of its predecessors or affiliates. Trent Robinson, beneficial holder of 50.05% of the issued and outstanding common shares (5,005 shares) and 100% of the issued and outstanding class A special shares (10,000 shares) of TCR Holding, was an employee of Beauty Systems from May 21, 1998 through May 21, 1999. Carol Robinson, Trent Robinson's wife, is the only other shareholder of TCR Holding, and beneficially owns 49.95% of the common shares (4,995 shares) of TCR Holding.


                                USE OF PROCEEDS

     TCR Holding will receive all of the proceeds from the sale of the Shares covered by this prospectus. The Company will not receive any of the proceeds from the sale of these Shares.


                              PLAN OF DISTRIBUTION

     The Company has been advised by TCR Holding that it intends to sell the Shares by means of one or more block trades or in one or more ordinary brokerage transactions on the New York Stock Exchange at market prices prevailing at the time of such sale (subject to customary or negotiated brokerage commissions) using such broker-dealers as may enter into arrangements with TCR Holding. TCR Holding will pay any such brokerage commissions applicable to such transactions.

     The Company is registering the Shares in accordance with the Shareholders' Agreement dated as of May 21, 1998 by and among the Company, TCR Holding and Beauty Systems pursuant to which the Company has agreed to bear the expenses of registration of the Shares and all other costs in connection with the sale of the Shares, except for the costs and expenses of TCR Holding's counsel, brokerage commissions and charges, all income taxes and all stock transfer taxes due or payable in connection with the registration and sale of the Shares. The expenses payable by the Company are estimated to be approximately $9,000.


                                 LEGAL MATTERS

     Gary P. Schmidt, who is our General Counsel, will issue an opinion concerning the validity of the Shares being offered. Mr. Schmidt owns options to purchase 44,000 shares of Class A Common Stock, and owns 1,432 shares of Class A Common Stock and 6,793 shares of Class B Common Stock.


                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries as of September 30, 1999 and 1998, and for each of the years in the three-year period ended September 30, 1999 and the financial statement schedule for the three-year period ended September 30, 1999 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following is a statement of estimated expenses of the issuance and distribution of the securities being registered, all of which are being paid by the registrant:

Securities and Exchange Commission Registration Fee..  $  488
Accounting Fees and Expenses.........................   1,500
Legal Fees and Expenses..............................   5,000
Miscellaneous Expenses...............................   2,012
                                                       ------

          Total......................................  $9,000
                                                       ======

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of Delaware authorizes indemnification of directors, officers and employees of Delaware corporations.
Article VIII of the registrant's by-laws (i) authorizes the indemnification of directors and officers (the "Indemnitees") under specified circumstances to the fullest extent authorized by the General Corporation Law of Delaware, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to specified circumstances, (iii) gives the Indemnitees the right to bring suit against the registrant to enforce the foregoing rights to indemnification and advancement of expenses, and (iv) authorizes the registrant to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The registrant currently maintains policies of insurance under which the directors and officers of registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 16.  Exhibits.

     The exhibits to this Registration Statement are listed in the Exhibit Index hereto, which is incorporated herein by reference.

Item 17.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) - (h) Not applicable

     (i) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melrose Park, State of Illinois on July 27, 2000.


                                    Alberto-Culver Company


                                    By: /s/ Howard B. Bernick
                                       ----------------------
                                       Howard B. Bernick
                                       President and Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Leonard
H. Lavin, Howard B. Bernick, William J. Cernugel and Gary P. Schmidt, or any of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                  Title                          Date
---------                  -----                          ----
/s/ Leonard H. Lavin       Chairman of the Board          July 27, 2000
-------------------------  and Director
Leonard H. Lavin


/s/ Howard B. Bernick      President, Chief Executive     July 27, 2000
-------------------------  Officer and Director
Howard B. Bernick          (Principal Executive Officer)


/s/ Bernice E. Lavin       Vice Chairman, Secretary,      July 27, 2000
-------------------------  Treasurer and Director
Bernice E. Lavin


/s/ Carol L. Bernick       Vice Chairman, President       July 27, 2000
-------------------------  Alberto-Culver North
Carol L. Bernick           America, Assistant Secretary
                           and Director

Signature                  Title                          Date
---------                  -----                          ----
/s/ William J. Cernugel    Senior Vice President and      July 27, 2000
-------------------------  Chief Financial Officer
William J. Cernugel        (Principal Financial and
                           Accounting Officer)


/s/ A. Robert Abboud       Director                       July 27, 2000
-------------------------
A. Robert Abboud


/s/ A. G. Atwater, Jr.     Director                       July 27, 2000
-------------------------
A. G. Atwater, Jr.


/s/ Robert P. Gwinn        Director                       July 27, 2000
-------------------------
Robert P. Gwinn


/s/ Allan B. Muchin        Director                       July 27, 2000
-------------------------
Allan B. Muchin

                           Director                       July 27, 2000
-------------------------
Robert H. Rock


/s/ Harold M. Visotsky     Director                       July 27, 2000
-------------------------
Harold M. Visotsky


/s/ William W. Wirtz       Director                       July 27, 2000
-------------------------
William W. Wirtz

                                 EXHIBIT INDEX

Exhibit
Number                                 Description of Exhibit
-------                                ----------------------
 4.1     Restated Certificate of Incorporation of the Company (incorporated by reference to the
         Company's Annual Report on Form 10-K for the year ended September 30, 1988, File
         No. 1-5050).

 4.2     Certificate of Amendment to Restated Certificate of Incorporation of the Company
         (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the
         quarter ended December 31, 1989, File No. 1-5050).

 4.3     Certificate of Amendment to Restated Certificate of Incorporation of the Company
         (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the
         quarter ended March 31, 1997, File No. 1-5050).

 4.4     Bylaws of the Company, as amended and in effect as of January 17, 1990
         (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the
         quarter ended December 31, 1989, File No. 1-5050).

 5.1     Opinion of Gary P. Schmidt, Esq., General Counsel of the Company.

23.1     Consent of Gary P. Schmidt, Esq. (included in Exhibit 5.1).

23.2     Consent of KPMG LLP.

24.1     Power of Attorney contained on the Signature Page to the Registration Statement.